SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        ATLANTIC BEVERAGE COMPANY, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                         ATLANTIC BEVERAGE COMPANY, INC.
                           650 Dundee Road, Suite 370
                           Northbrook, Illinois 60062
                                 (847) 480-4000



Dear Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Atlantic Beverage Company, Inc., a Delaware corporation, to be held at 10:00 a.m. local time on Thursday, May 15, 1997, at the Hyatt O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois.

         The matters to be considered at the meeting are described in the accompanying Proxy Statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. On behalf of the Board of Directors, I urge you to please complete, sign, date and return the enclosed proxy card in the enclosed stamped envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote will be counted, if, for any reason, you are unable to attend. If your shares are held in the name of a broker, you should obtain a letter of identification from your broker and bring it to the meeting. In order to personally vote shares held in the name of your broker, you must obtain from the broker a proxy issued to you.

         We  look  forward  to  seeing  you  at  the  1997  Annual   Meeting  of
Stockholders.

                                       Sincerely,



                                       Merrick M. Elfman
                                       Chairman


April 21, 1997

                         ATLANTIC BEVERAGE COMPANY, INC.
                           650 Dundee Road, Suite 370
                           Northbrook, Illinois 60062
                                 (847) 480-4000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         The 1997 Annual Meeting of Stockholders of Atlantic Beverage Company, Inc. (the "Corporation"), will be held at the Hyatt O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois, on Thursday, May 15, 1997, at 10:00 a.m. (central time) for the following purposes:

         1. To elect two (2) directors to the Board of Directors to serve for a term of three (3) years and until their respective successors are elected and qualified;

         2. To consider and approve an amendment to the Corporation's Certificate of Incorporation to change the Corporation's name to Atlantic Premium Brands, Ltd.;

         3. To consider and act upon such other business as may properly come before the meeting.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                                       By Order of the Board of Directors




                                       Tom D. Wippman
                                       Secretary


Northbrook, Illinois
April 21, 1997

                         ATLANTIC BEVERAGE COMPANY, INC.
                           650 Dundee Road, Suite 370
                           Northbrook, Illinois 60062

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders

                                  May 15, 1997

         This Proxy Statement is furnished on or about April 21, 1997, to stockholders of Atlantic Beverage Company, Inc. (the "Corporation" or the "Company"), in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the 1997 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. central time on Thursday, May 15, 1997, at the Hyatt O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois.

         The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone and telegraph by officers and other management employees of the Corporation, who will receive no additional compensation for their services.

         Any stockholders giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving notice of such revocation to the Secretary of the Corporation at its executive offices at 650 Dundee Road, Suite 370, Northbrook, Illinois 60062, or by attending the meeting and voting in person.

         At the close of business on April 1, 1997, there were 6,396,413 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting. Only stockholders of record on April 1, 1997, will be entitled to vote at the meeting, and each share will have one vote.


                               Voting Information

         At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. The election of the Board of Directors' nominees for directors will require the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote in the election of directors. Approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon. Under Delaware law and the Corporation's Certificate of Incorporation and By-laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Annual Meeting, whether those stockholders vote "For", "Against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters, and the total number of votes cast "For" each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "Against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently. Broker non-votes will have the effect of reducing the number of shares considered present and entitled to vote on the matter.

         A stockholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) withhold authority to vote with respect to any nominee, by so indicating in the appropriate space on the proxy card.

         Proxies properly executed and received by the Corporation prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.

                                  Proposal One
                              Election of Directors

         The Board of Directors currently consists of eight (8) persons and will consist of seven (7) persons following the Annual Meeting assuming the election of all of the nominees to the Board of Directors. The Board of Directors is divided into three classes, each of whose members serves for a staggered three-year term. The terms of the current Class I Directors (Messrs. Becker, O'Leary and Jordan) expire with this Annual Meeting. Only Mr. Becker and Mr. Jordan have been nominated as Class I Directors to be elected at the 1997 Annual Meeting. Each of the nominees, if elected, will serve for three years until the 2000 Annual Meeting of Stockholders and until a successor has been elected and qualified. The current Class II and III Directors will continue in office until the 1998 and 1999 Annual Meetings, respectively.

         The following table presents information concerning persons nominated for election as directors of the Corporation, including their current membership on committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held.

                             Nominees for Directors

Class I - Directors to be Elected at the 1997 Annual Meeting:

         Eric D. Becker. Mr. Becker, age 34, served as Chairman of the Company from September 1993 through July 1996, and has been a director since 1991, when the Company's business was purchased from a predecessor. Mr. Becker is also a co-founder and Managing Principal of Sterling Capital, Ltd. ("Sterling Capital"), a private investment firm which was founded in 1984. Since 1984, Mr. Becker has been Chairman and Vice President of Sterling Group, Inc., an affiliate of Sterling Capital ("Sterling Group") and the general partner of Sterling Advisors, LP ("Sterling Advisors"). From March 1988 until December 1992, Mr. Becker served as the Chairman and a director of Castle Food Products Corp., a Maryland food distribution company which commenced Chapter 7 liquidation proceedings in March 1993.

         G. Cook Jordan, Jr. Mr. Jordan, age 45, has served as a director of the Corporation since September 1993. Beginning in October 1996, Mr. Jordan became a principal at C3 Holdings, LLC, a private investment firm. From 1988 through October 1996, Mr. Jordan served as a Manager of Allstate Venture Capital, which is affiliated with Allstate Insurance Company. Mr. Jordan is a member of the Audit Committee and the Compensation Committee.


               Members of Board of Directors Continuing in Office

Class II - Directors Serving Until 1998 Annual Meeting:

         Merrick M. Elfman. Mr. Elfman, age 39, is Chairman of the Company, a position he has held since July 1996, and has been a director of the Company since 1991. He is also the founder of Elfman Venture Partners, Inc. ("EVP"), a private investment firm, and serves as Chairman of Gray Supply Company, Inc., a privately-held distributor of specialty lighting products.

         Steven M. Taslitz. Mr. Taslitz, age 38, has served as a director of the Corporation since 1991. Mr. Taslitz is a co-founder and Managing Principal of Sterling Capital and Sterling Group. Mr. Taslitz has served as the President of Sterling Group since 1984. Mr. Taslitz is a director of New Century Arizona LLC, a privately-held radio broadcast company, and was the president and a director of Arizona City Broadcasting Corporation, a Delaware corporation which filed a petition under the Federal bankruptcy laws in January 1995.

Class III - Directors Serving Until 1999 Annual Meeting:

         Alan F. Sussna. Mr. Sussna, age 40, has served as a director of the Corporation since March 1996 and is the Company's President and Chief Executive Officer, positions he has held since March 15, 1996. As a partner in the consulting firms of McKinsey & Company and Bain & Company, he has opened offices as well as led those firms' Consumer Goods practices. Mr. Sussna has also held industry positions as Executive Vice President - Sales and Marketing for Jim Beam Brands and in product management at Frito-Lay, Inc. Mr. Sussna is a member of the Audit Committee.

         Rick Inatome. Mr. Inatome, age 43, has served as a director of the Corporation since September 1993. Since 1976, Mr. Inatome has served as the Chairman of Inacom, a computer services firm.

         John A. Miller. Mr. Miller, age 43, has served as a director of the Corporation since September 1993. Mr. Miller has served as President and a director of North American Paper Company since 1987. Mr. Miller is a member of the Audit Committee and the Compensation Committee.

Board Committees

         The Board of Directors has established an Audit Committee and a Compensation Committee and has no nominating committee. Selection of nominees for the Board is made by the entire Board of Directors.

         The Audit Committee is composed of Mr. Sussna, Mr. Jordan and Mr. Miller. The Audit Committee is responsible for reviewing the internal accounting procedures of the Corporation and the results and scope of the audit and other services provided by the Corporation's independent auditors, consulting with the Corporation's independent auditors and recommending the appointment of independent auditors to the Board of Directors. The Audit Committee met two times during the year ended December 31, 1996; each member of the Audit Committee attended one meeting and two of the three members attended the other meeting.

         The Compensation Committee is composed of Mr. Jordan and Mr. Miller. The Compensation Committee has the authority and performs all of the duties related to the compensation of management of the Corporation, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation, including matters relating to the administration of the Corporation's Stock Option Plan (the "Corporation Plan"). The Compensation Committee met two times during the year ended December 31, 1996; each member of the Compensation Committee attended both meetings.

Attendance at Meetings

         During the year ended December 31, 1996, the Board of Directors held six meetings. All directors attended more than 75% of the meetings of the Board of Directors, other than Mr. Becker, who attended four of the Board meetings.

Directors' Fees

         Prior to the 1996 Annual Meeting, the Corporation had a policy of paying fees to non-employee directors (other than Mr. Becker) in the amount of $7,500 per year, plus $500 for each meeting of the Board attended and $250 for each meeting of each committee thereof attended. Non-employee directors had also received options to purchase an aggregate of 15,000 shares of Common Stock under the Corporation Plan. At the 1996 Annual Meeting, the Corporation Plan was amended and a new Director's Stock Option Plan was adopted (the "Director Plan"; the Corporation Plan and the Director Plan are referred to collectively as the "Plans"). Since then, non-employee directors have received, in lieu of cash directors' fees, options to purchase 10,000 shares of Common Stock per year commencing January 1 of each year.

                   Beneficial Ownership of Common Stock

         The following table sets forth certain information regarding the ownership of Common Stock as of April 1, 1997, by each person known by the Corporation to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, each director of the Corporation, each Named Officer (as defined below), and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the Securities and Exchange Commission by such persons or upon information otherwise provided by such persons to the Corporation.


                                               Shared Beneficially
       Names of Beneficial Owners                     Owned(1)          Percentage Owned
       --------------------------              -------------------      ----------------
Douglas L. Becker............................       357,293(4)              5.49%
Eric D. Becker...............................       422,293(4)(6)           6.26%
Merrick M. Elfman............................       437,394(3)(4)           6.49%
Philip L. Glass..............................       370,265(8)              5.79%
Bruce L. Goldman.............................       613,411(2)              9.59%
Rudolf Christopher Hoehn-Saric...............       388,035(4)(7)           5.97%
Rick Inatome.................................       113,240                 1.53%
G. Cook Jordan, Jr...........................        33,000(4)                *
William E. O'Leary...........................       185,069(9)              2.30%
John A. Miller...............................       115,240(4)              1.56%
Alan F. Sussna...............................       202,900(10)             2.37%
Steven M. Taslitz............................       428,269(4)(5)           6.35%
Anthony J. Brocato, Jr.......................         5,500(11)               *
Bobby L. Grogan..............................       573,810(12)             8.97%
Franklin Roth................................        97,000                 1.52%
Steven E. Batchelor..........................        30,000(13)               *
                                                  ---------                ------
All directors  and executive  officers as a group
[(14 persons)]...............................     2,086,796                30.95%
                                                  ---------                ------

------------
*Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Includes 250,346 shares of Common Stock of the Corporation held by KJT Gift Trust dated 1/11/94, of which Mr. Goldman is a co-trustee. Mr. Goldman disclaims beneficial ownership of the shares held by the KJT Gift Trust.
(3) Mr. Elfman shares beneficial ownership of such shares with his wife, Therese L. Wareham.
(4) Includes shares that may be acquired upon the exercise of options granted under the Plans. With respect to Messrs. D. Becker, E. Becker, Hoehn-Saric, Elfman and Taslitz, also includes options to purchase 15,000 shares granted to each of them in March 1996 at an exercise price of $1.05 per share, the fair market value of the Common Stock on the date of the option grants.
(5) Includes 250,346 shares held by the KJT Gift Trust of which Mr. Taslitz is a co-trustee. Mr. Taslitz disclaims beneficial ownership of such shares. Mr. Taslitz shares beneficial ownership of the remaining shares with his wife, Kathy J. Taslitz and the Kathy J. Taslitz Trust, the registered holder.

(6)    Mr. Becker shares beneficial ownership of such shares with his wife, Jill
       E. Becker, the registered holder of such shares.
(7) Mr. Hoehn-Saric beneficially owns these shares directly and indirectly as custodian for Gabriella Hoehn-Saric and Rudolf Christopher Hoehn-Saric, Jr.
(8) Philip L. Glass shares beneficial ownership of such shares with his wife, Ellen V. Glass. Of the 370,265 shares of Common Stock attributable to the beneficial ownership of Mr. and Mrs. Glass, 84,770 shares are held by the Glass International Ltd. Profit Sharing Plan and Trust dated 7/1/83 (the "Trust"). Mr. and Mrs. Glass are co-trustees and also beneficiaries of the Trust. The balance of such shares of Common Stock of the Corporation are held by Mr. and Mrs. Glass jointly, either as joint tenants or tenants in common.
(9) Includes 100,069 shares that may be acquired upon the exercise of options granted under the Plans.
(10) Includes 152,900 shares held by Alan F. Sussna, as trustee of the Alan F. Sussna Trust. Mr. Sussna disclaims beneficial ownership of such shares.
(11) Includes 500 shares held by Wheat First Securities for the Anthony J. Brocato, Jr. IRA. Mr. Brocato disclaims beneficial ownership of such shares. The other 5,000 shares are held by Mr. Brocato and his wife, Shawn H. Brocato, in joint tenancy.
(12) Mr. Grogan shares beneficial ownership of such shares with his wife, Betty R. Grogan.
(13) Mr. Batchelor shares beneficial ownership of such shares with his wife, Janet M. Batchelor, in joint tenancy.

                                  Compensation

Executive Compensation

         The following table sets forth annual and long-term compensation for the fiscal years ended December 31, 1994, 1995 and 1996 for services in all capacities to the Corporation of (i) the Chief Executive Officer and (ii) the Corporation's four most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 during such periods (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                         Annual Compensation                        Compensation Awards
                                   ---------------------------------        -------------------------------------
                                                                             Securities
                                                                             Underlying             All Other
Name and Position(1)               Year      Salary($)      Bonus($)        Options/SAR's      Compensation($)(7)
--------------------               ----      ---------      --------        -------------      ------------------
Alan F. Sussna,                    1996       177,808            --           250,000                $13,915
President and Chief Executive
Officer(2)

William E. O'Leary,                1996       169,500            --            10,000                  4,250
President(3)-Beverage Division     1995       166,126            --            25,000                  3,000
                                   1994       160,680            --                --                     --

Anthony J. Brocato, Jr.(4),        1996       101,385         7,500             7,000                 10,162
Vice President, Sales and          1995       100,000        22,433                --                  2,000
General Manager-Beverage           1994       100,000            --                --                     --
Division

Franklin Roth(5)                   1996       125,000            --                --                  3,410
President--Prefco Division

Steven E. Batchelor(6)             1996       110,240            --                --                 13,119
Vice President and General
Manager--Prefco Division


(1) This table presents information concerning the Corporation's Chief Executive Officer and its four other most highly compensated executive officers (determined by reference to total annual salary and bonuses earned by such officers) for the fiscal year ended December 31, 1996.

(2) Mr. Sussna was named President and Chief Executive Officer of the Company on March 15, 1996.
(3) Mr. O'Leary served as Chief Executive Officer until March 15, 1996. He continues his duties as President of the Beverage Division.
(4) Mr. Brocato assumed his position in October 1994. His salary for 1994 is presented on an annualized basis.
(5)    Mr. Roth assumed his position as of January 1, 1996.
(6)    Mr. Batchelor assumed his position as of January 1, 1996.
(7) Includes contributions by the Corporation in the amount of $1,391, $1,400 and $1,658 to its 401(k) Plan on behalf of Mr. O'Leary in 1994, 1995 and 1996, respectively. Includes contributions by the Corporation in the amount of $1,000 and $1,117 to its 401(k) Plan on behalf of Mr. Brocato in 1995 and 1996, respectively. Also includes life insurance premiums paid by the Corporation in the amount of $1,566, $1,600 and $2,592 on behalf of Mr. O'Leary in 1994, 1995 and 1996, respectively, and life insurance premiums paid by the Corporation in the amount of $1,000 and $174 on behalf of Mr. Brocato in 1995 and 1996, respectively. Mr. Brocato also received $8,871 as an automobile allowance in 1996. Mr. Roth received $1,670 pursuant to an executive medical reimbursement plan and $1,740 as an automobile allowance in 1996. Mr. Batchelor received $2,113 pursuant to an executive medical reimbursement plan, $1,612 as an automobile allowance and life insurance premiums of $9,394 paid by the Company on his behalf in 1996. Mr. Sussna receives $1,500 per month in order to fund his own benefits.

Option Grants

                  The following table sets forth certain information concerning option grants to the Named Officers at December 31, 1996:

                        Option Grants in Last Fiscal Year

                                Individual Grants
--------------------------------------------------------------------------------------
                                                                                           Potential Realizable
                                            Percent                                          Value at Assumed
                           Number of       of Total                                        Annual Rates of Share
                          Securities        Options                                       Price Appreciation for
                          Underlying      Granted to      Exercise                              Option Term
                            Options      Employees in       Price          Expiration    --------------------------
Name                      Granted (#)     Fiscal Year      ($/Sh)             Date          5%               10%
--------------------------------------------------------------------------------------   --------------------------
Alan F. Sussna........      250,000           81%           $1.50           03/14/06     $750,951        $1,352,391

William E. O'Leary....       10,000          3.2%           $4.00           09/04/06        6,098            32,207

Anthony J. Brocato....        7,000          2.3%           $1.25           12/31/05       22,470            38,704

Franklin Roth.........            0            0%             N/A                N/A          N/A               N/A

Steven E. Batchelor...            0            0%             N/A                N/A          N/A               N/A

The options granted in 1996 to Mr. Sussna become exercisable in five equal annual installments beginning on the first anniversary of the date of grant. Mr. O'Leary's options granted in 1996 are fully vested. Mr. Brocato's options vest on January 1, 1999. All options have a term of ten years after the date of grant.

Option Exercises

         Shown below is information with respect to the exercise of stock options by the Named Officers during the year ended December 31, 1996.

               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-End Option Values

                                                                  Number of                   Value of Unexercised
                            Shares                            Securities Underlying               In-the-Money
                           Acquired           Value            Unexercised Options                  Options
Name                    on Exercise(#)     Realized($)        at December 31, 1996          at December 31, 1996(1)
----                    --------------     -----------        -----------------------------------------------------
                                                            Exercisable  Unexercisable    Exercisable  Unexercisable
                                                            -----------  -------------    -----------  -------------
Alan F. Sussna........         0              $0               50,000       200,000         $68,750       $275,000

William E. O'Leary....         0               0              135,069        25,017          37,523              0

Anthony J. Brocato....         0               0                    0         7,000             N/A            N/A

Franklin Roth.........         0               0                    0             0             N/A            N/A

Steven E. Batchelor...         0               0                    0             0             N/A            N/A

------------------------
(1) Based on closing price of $2.875 per share of Common Stock on December 31, 1996, as reported by the NASDAQ.

Performance Graphs

         During the fiscal year ended December 31, 1996, the Corporation expanded the scope of its business operations to include activities in the areas of food processing, marketing and distribution, which collectively comprised approximately 85% of the Corporation's overall revenues for 1996. The Board of Directors believes that this market offers substantial growth opportunities and that a move into this market is in the best interests of the Corporation.

         The graph below compares the Corporation's cumulative stockholder return on its Common Stock since inception with the NASDAQ Composite Index, Saratoga Springs Corp. and New Day Beverage (now Bev-Tyme Inc.). In addition, because of the change in the Corporation's business during the last fiscal year, the comparison in the Corporation's stock performance graph now also uses the average stockholder return on the common stock of a composite peer group of Hormel Foods Corp., Smithfield Foods Inc., Thorn Apple Valley Inc. and Bridgford Foods Corp. The Board of Directors believes that the addition of this Composite Peer Group Index more accurately reflects the Corporation's current peer group.


                  [Graph appears here--see plot points below]

                       29-Nov-93     31-Dec-93       12/31/94       12/31/95       12/31/96
Atlantic Beverage            100           104             47             20          46.25

NASDAQ Composite             100      103.3611       100.0559         102.98         126.36

Saratoga Springs             100      89.83051       40.67797       27.11865            1.5

New Day Beverage             100      79.24528        4.24528       1.886791            1.5

Composite Peer Group         100        103.25         139.52       140.3667         151.24

         This graph is not deemed to be "soliciting material" or to be filed with the SEC or subject to the SEC's proxy rules or to the liabilities of
Section 18 of the Securities Act of 1934 ("1934 Act"), and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of
Section 18 of the 1934 Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.

         The Corporation's Board of Directors established the Compensation Committee at the end of 1993, and the Committee will determine and act upon compensation decisions as described below in 1997 and future years. Decisions on compensation of the Corporation's executives officers generally will be made by the Compensation Committee of the Board of Directors. No member of the Compensation Committee is an employee of the Corporation. During 1996, the Committee consisted of Mr. Miller and Mr. Jordan. All decisions by the Compensation Committee relating to the compensation of the Corporation's executive officers will be reviewed by its full Board of Directors, except for decisions concerning grants under the Plan, if approved, which will be made solely by the Committee in order for the grants to satisfy certain requirements under the 1934 Act.

Compensation Policies Toward Executive Officers

         The Corporation's executive compensation policies are intended to provide competitive levels of compensation that reflect the Corporation's annual and long-term performance goals, reward superior corporate performance, and assist the Corporation in attracting and retaining qualified executives. Total compensation for the Named Officers as well as the other senior executives is comprised of three principal components: base salary, annual incentive compensation and grants of options to purchase the Corporation's Common Stock. The base salaries are fixed at levels which the Compensation Committee believes are comparable to those of executives of similar status in the beverage distribution industry and food industry, as applicable. In addition to base salary, each executive officer may be eligible to receive an annual bonus tied to the Corporation's success in achieving certain annual performance measures, as well as individual performance. The Board of Directors and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Accordingly, the Compensation Committee intends to consider annual grants of stock options to certain of the executive officers and other eligible persons under the Plans.

         The following describes in more specific terms the three elements of compensation that implement the Committee's compensation reported for 1996:

         Base Salary. Each year the President of each division recommends to the Committee a base salary level for senior executives whose salaries are not fixed by contract. In this regard, Messrs. Sussna, O'Leary, Roth, Brocato and Izzo's base salaries are fixed by contract, and Mr. Elfman is not directly compensated by the Corporation. In formulating such recommendations, the President may consider local salary levels for comparable positions, informal information regarding industry standards and performance judgments as to the past and expected future contributions of the individual senior executives. The Committee will review the recommendations and fix the base salaries of each of these executive officers based on available competitive compensation data and the Committee's assessment of each officer's past performance and its expectation as to future contributions.

         Annual Incentive Bonus. Annual incentive bonuses are primarily based upon the achievement of measurable pre-tax earnings performance goals established at the beginning of the fiscal year. With respect to Mr. Sussna, the Company is to pay Mr. Sussna 20% of the operating cash flow earned above the budgeted goal of the Corporation on a consolidated basis. In the case of Mr. O'Leary, a bonus opportunity of up to 50% of base salary is based on achieving 100% of the pre-tax earnings goal of the Beverage Division. For John Izzo, Vice President Finance, Controller and Treasurer, a bonus opportunity of up to 22.5% of base salary is based on this pre-tax earnings goal of the Corporation on a consolidated basis, and for Mr. Brocato, a bonus opportunity of up to $7,500 per quarter based on the achievement of certain case sales at the Beverage Division. There were no formalized incentive bonus programs of the Company's other divisions for executive officers.

         In addition to the executive officers, some level of annual incentive bonus may currently be earned by the Corporation's salaried employees based on the recommendation of the President of each division.

         Long-Term Stock Option Incentives. Stock options provide executives with the opportunity to buy an equity interest in the Corporation and to share in the appreciation of the value of the Corporation's Common Stock. Stock options are granted at the fair market value price of the Common Stock on the date of grant, are subject to vesting over time and only have future value for the executives if the stock price appreciates from the date of grant. Factors influencing stock option grants to executive officers include performance of the Corporation, relative levels of responsibility, contributions to the business of the Corporation and competitiveness with other growth oriented companies. Stock options granted to executive officers and other management employees are approved by the Compensation Committee. In 1996, Mr. Sussna was granted options to acquire 250,000 shares of stock at an exercise price of $1.50 per share, which options vest in five equal installments on the first through fifth anniversaries of the date of grant. In 1993, Mr. O'Leary was granted options to purchase 125,086 shares of stock at an exercise price of $6.50 per share, 20% of which options vested upon stockholder approval of the Plan and 20% of which vested or are to vest on the first through fourth anniversary dates of such grant. In April 1995, the Board of Directors determined to reprice the then unvested options, which new exercise price became the fair market value of the Common Stock on the date on which the options vest. Mr. O'Leary was granted options to acquire 10,000 shares at $4.00 per share in 1996, which options were entirely vested as of the date of grant. Pursuant to Mr. Brocato's employment agreement, he was granted options to acquire 7,000 shares of stock at $1.25 per share, which options vest on the third anniversary of the date of grant. All options have terms of ten years.

         Other Compensation Plans. The Corporation maintains a defined contribution plan (the "401(k) Plan") which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Corporation's senior executives are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable not to exceed the limits of Code Sections 401(k), 404 and 415 (i.e., $9,500 in 1996). All amounts deferred under the 401(k) Plan's salary reduction feature by a participant vest immediately in the participant's account while contributions made by the Corporation vest over a seven year period in the participant's account. The Corporation will make a matching contribution to the 401(k) Plan equal to 25% of each participant's contribution, up to a maximum of 6% of the participant's salary. The Corporation may make additional discretionary contributions.

         Benefits. Benefits offered to key executives are largely those that are offered to the general employee population, such as group health and life insurance coverage and participation in the Company's 401(k) Plan. In addition, Mr. O'Leary is provided a Corporation automobile. Benefits are not tied directly to corporate performance.

Mr. Elfman's Compensation.

         Although Mr. Elfman received no direct compensation from the Corporation during 1996, the Corporation paid EVP $49,167 for certain consulting services, including the services of Mr. Elfman, and $80,000 for certain investment banking services. See "Certain Transactions with Management" and "Consulting and Employment Agreements."

         The Compensation Committee believes that the Corporation's executive compensation policies and programs serve the interests of the Corporation and its stockholders. Total compensation to the executives is linked to Corporation performance.

         Submitted by the Members of the Compensation Committee:



                                       John A. Miller
                                       G. Cook Jordan, Jr.

Consulting and Employment Agreements

         The Corporation entered into a Consulting Agreement (the "Consulting Agreement") with Mr. Becker and Sterling Group (assigned by Sterling Group to Sterling Advisors), effective November 29, 1993, pursuant to which Mr. Becker acted as a part-time consultant to the Corporation and served as the Corporation's Chairman of the Board and a director. The initial term of this Consulting Agreement was from November 29, 1993 until December 31, 1998. The term of the agreement was to extend for additional one year periods commencing on January 1, 1999, and each January 1 thereafter, unless and until terminated by written notice given by either party to the other 12 months prior to each applicable termination date. The Consulting Agreement provided that the
Corporation shall pay Sterling Advisors a base fee of $140,000 per year, which base fee shall increase by 3% on January 1 of each year the agreement remained in effect.

         The Corporation, Sterling Group and Messrs. Becker, Taslitz, D. Becker and C. Hoehn-Saric entered into a Non-Compete and Non-Disclosure Agreement containing certain non-competition and confidentiality provisions pursuant to which Sterling Group and Messrs. Becker, Taslitz, D. Becker and C. Hoehn-Saric have agreed not to compete with the Corporation for a period ending one year after Sterling Group's consulting relationship with the Corporation is terminated, nor will they solicit for employment any director, stockholder or certain employees of the Corporation during such period. Such agreement also provides that neither Sterling Group nor such persons will disclose any confidential information concerning the Corporation and its business to any other person or entity except as may be required by law.

         Effective March 15, 1996, the Consulting Agreement was terminated and replaced with a new Consulting Agreement (the "New Consulting Agreement") pursuant to which Sterling Advisors and EVP agreed to provide consulting services to the Corporation for base consulting fees in the aggregate of $300,000 per year, increasing 5% on January 1 of each year the agreement is in effect and increases or decreases in the event of an acquisition or divestiture by the Company; due to certain acquisitions during 1996, the base consulting fee increased by $50,000 on January 1, 1997. The New Consulting Agreement also provides for the reimbursement of certain expenses incurred by Sterling Advisors and EVP on behalf of the Corporation. Mr. Elfman acts as a consultant to the Corporation and starting in July 1996, began serving as the Corporation's
Chairman of the Board pursuant to the New Consulting Agreement. The New Consulting Agreement provides that the Chairman is entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical insurance plan maintained by the Corporation for its non-employee directors, and reimbursement for certain fees of professional organizations. The term of the New Consulting Agreement is from March 15, 1996 until December 31, 2001. The term of the agreement extends for additional one year periods commencing January 1, 2002, and each January 1 thereafter, unless and until terminated by written notice given by either party to the other 12 months prior to each applicable termination date. In 1996, an aggregate of $400,000 in investment banking fees were paid to Sterling Advisors and EVP in connection with the acquisitions of Prefco, Inc. and Richards Cajun Foods and the merger of Carlton Foods, Inc. The New Consulting Agreement provides that Sterling Advisors and EVP (or their respective principals) will receive in the aggregate options to purchase 25,000 shares of Common Stock during each year in which the New Consulting Agreement is in effect. Such options vest on each December 31 of each year at an exercise price equal to the fair market value of the Common Stock on the preceding January 1 of the same year. All compensation payable by the Corporation under the New Consulting Agreement is payable 80% to Sterling Advisors and 20% to EVP.

         The Corporation entered into an Employment Agreement with Mr. O'Leary in September 1993, pursuant to which Mr. O'Leary will serve as the President of the Beverage Division of the Corporation. The initial term of the agreement is from November 29, 1993 and continues until December 31, 1996. The term of the agreement is to extend for additional one year periods commencing on January 1, 1997, and each January 1 thereafter, unless and until terminated by written notice given by either party to the other three months prior to each applicable termination date. The agreement was renewed for 1997. The agreement provides that the Corporation shall pay Mr. O'Leary base compensation of $156,000 per year, which base compensation shall increase by 3% on March 1 for each year the agreement remains in effect. Commencing in 1994, Mr. O'Leary is also eligible to receive a bonus each year equal to one-half of his base salary for such year provided (i) Mr. O'Leary was a full-time employee of the Corporation during such year and (ii) the Corporation achieved 100% of pre-tax earnings as set forth in the annual budget submitted by Mr. O'Leary and approved by the Board of Directors of the Corporation. Pursuant to the terms of the agreement, Mr. O'Leary received options on November 29, 1993 to acquire 125,086 shares of the Common Stock of the Corporation, 20% of which options vested upon stockholder approval of the Corporation Plan and 20% of which vested or are to vest on the first through fourth anniversary dates of such grant. The exercise price of such options is equal to $6.50 per share for options that vested before 1995 and is equal to the fair market value of the Common Stock on the date of vesting for the remainder of the options. In addition, during 1996, Mr. O'Leary received options to purchase an additional 10,000 shares at an exercise price of $4.00 per share which options were immediately vested.

         The Corporation also entered into an Employment Agreement with Mr. Izzo in September 1993, pursuant to which Mr. Izzo is to serve as Vice President-Finance, Controller and Treasurer of the Company. The initial term of the agreement was from November 29, 1993 until December 31, 1996. The term of the agreement is to extend for additional one year periods commencing on January 1, 1997, and each January 1 thereafter, unless and until terminated by written notice given by either party to the other six months prior to each applicable termination date. The agreement was renewed for 1997. The agreement provides that the Corporation shall pay Mr. Izzo a base salary of $47,000 per year. On March 15, 1996, Mr. Izzo's base salary was increased to $60,000 per year.

         Mr. Robert E. Groth, who was a party to a Consulting Agreement with the Corporation dated April 27, 1994 pursuant to which Mr. Groth acted as President of the Corporation's Flying Fruit Fantasy Division, resigned from the
Corporation's Board of Directors in March 1996 in connection with the Corporation's sale to Mr. Groth and related parties of certain equipment for a purchase price of $80,000 following the Corporation's decision to discontinue the Flying Fruit Fantasy Division.

         The Corporation entered into an Employment Agreement with Mr. Brocato, in April 1995, pursuant to which Mr. Brocato agreed to serve as Vice President, Sales and General Manager/Beverage Division. The term of the agreement is from April 24, 1995 and continued until December 31, 1996. The term of the agreement is to extend for additional one year periods commencing on January 1, 1997, and each January 1 thereafter, unless and until terminated by written notice given by either party to the other three months prior to each applicable termination date. The agreement was renewed for 1997. The agreement provides that the Company shall pay Mr. Brocato base compensation of $100,000 per year. Mr. Brocato is eligible to receive a bonus each quarter of $7,500 provided (i) Mr. Brocato was a full-time employee of the Company during the preceding quarter and
(ii) the Company achieved 100% of the case sales budget as determined by the Company's CEO and approved by the Board of Directors in conjunction with the annual budget. The bonus for the first three quarters of Mr. Brocato's employment was paid regardless of achievement of case sales budget. Pursuant to the terms of the agreement, Mr. Brocato received options to purchase 7,000 shares on January 1 of 1996 and 1997 and will receive options to purchase an additional 7,000 shares on January 1, 1998. The options become vested three years from the date of grant and have an exercise price equal to the closing price on NASDAQ on the day before the options are granted.

         Effective March 15, 1996, the Corporation entered into an Employment Agreement with Mr. Sussna, pursuant to which Mr. Sussna will serve as the Corporation's Chief Executive Officer and President. The initial term of the Agreement is for five years and may be extended for additional one year periods commencing March 15, 2001 unless and until terminated by written notice given by either party to the other six months prior to each applicable termination date. The Agreement provides that the Corporation will pay Mr. Sussna base compensation of $230,000 in the first year of the Agreement and $200,000 per year thereafter, subject to normal cost of living increases, as well as those increases permitted by the Compensation Committee. Mr. Sussna will also receive an annual bonus equal to 20% of the amount by which the Corporation's actual cash flow exceeds its budgeted cash flow. In addition, Mr. Sussna received options to purchase 250,000 shares of the Corporation's common stock at an exercise price of $1.50 per share, which options vest in five equal installments on the first through fifth anniversaries of the Agreement, subject to acceleration based upon the stock price as reported on NASDAQ.

         All shares issuable under options granted to employees and directors have been registered under the Securities Act on Form S-8.

         Each of the Employment Agreements also contain certain non-competition and confidentiality provisions pursuant to which each employee has agreed not to compete with the Corporation for a period of, in the case of Mr. Sussna, three years, in the case of Mr. Brocato, one year, and in the case of Messrs. O'Leary and Izzo, eighteen months following termination of their employment with the Corporation, nor will they solicit for employment any director, stockholder or certain employees of the Corporation during such period. The agreement also provides that each employee will not disclose any confidential information concerning the Corporation and its business to any other person or entity except as may be required by law.

Compliance with Section 16 of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Corporation's officers, directors and certain beneficial holders of common stock to file reports about their beneficial ownership of the Corporation's common stock. Based solely on its review of the copies of such reports furnished to the Corporation by its directors and officers during and with respect to the year 1996, the Corporation believes that none of its directors and officers failed to file on a timely basis any reports required by Section 16(a) of the 1934 Act.

Certain Transactions with Management and Others

         The Corporation and Sterling Advisors entered into the Consulting Agreement in connection with the Corporation's initial public offering in November 1993. The Consulting Agreement was terminated and replaced by the New Consulting Agreement concurrently with the acquisition by the Company of Prefco, Inc. and the merger of Carlton Foods, Inc. into the Company's wholly-owned subsidiary. In connection with such acquisition and merger, the Company paid an investment banking fee of $300,000 to Sterling Advisors and EVP.

         On January 25, 1996, the Corporation, Carlton Foods Corp., and Carlton Foods, Inc. executed an Agreement and Plan of Merger pursuant to which Carlton Foods, Inc. was merged into Carlton Foods Corp., a wholly owned subsidiary of the Corporation. Prior to the March 15, 1996 closing date of the transaction, certain of the Company's shareholders collectively owned approximately 40.7% of Carlton Foods, Inc. Carlton Foods, Inc. was merged with and into a wholly-owned subsidiary of the Corporation in consideration of the issuance of 400,001 shares of the Corporation's Common Stock. The Corporation also refinanced and assumed certain indebtedness of Carlton Foods, Inc. in the amount of approximately $2,700,000, and issued 205,517 shares of the Corporation's Common Stock in full satisfaction of approximately $300,000 in principal and accrued interest owed by Carlton Foods, Inc. to certain of its stockholders.

         On March 15, 1996, the Corporation finalized a transaction by which ABEV Acquisition Corp. ("ABEV"), a wholly-owned subsidiary of the Corporation, acquired all of the capital stock of Prefco, Inc. ("Prefco"). Prefco, based in Houston, Texas, markets and distributes its own branded meat products as well as unbranded meat products to the retail grocery trade in Texas. Simultaneously with the acquisition of Prefco's stock, the merger of Carlton Foods, Inc. into Carlton Foods Corp. ("Carlton") was consummated. Carlton, based in New Braunfels, Texas, is a manufacturer of branded and private label meat products. The newly acquired businesses operate as separate, wholly-owned subsidiaries of the Corporation under the names Prefco Corp. and Carlton Foods Corp.

         On August 1, 1996, a wholly-owned subsidiary of the Company acquired the business of Richards Cajun Country Food Processors. In connection with such acquisition and pursuant to the New Consulting Agreement, the Company paid an investment banking fee of $100,000 to Sterling Advisors and EVP.

         Effective October 1, 1996, the business known as Grogan's Farms, Inc. merged into a wholly-owned subsidiary of the Corporation. Because of such transaction, and pursuant to the New Consulting Agreement, the base annual consulting fee due Sterling Advisors and EVP increased by $50,000 on January 1, 1997. See "Consulting and Employment Agreements."

                                  Proposal Two
                    Change of the Corporation's Business Name

         In February 1996, the Board of Directors unanimously adopted a resolution recommending that the Corporation's Certificate of Incorporation be amended to change its name from Atlantic Beverage Company, Inc. to Atlantic Premium Brands, Ltd.

         The Corporation has expanded beyond its origins in the beverage distribution business, and over the course of 1996, the Corporation's business has become increasingly focused on the food industry. While beverage distribution still serves as an important part of the Corporation's business, its food processing and distribution activities now comprise approximately 85% of its overall revenues. The Board of Directors recommends the proposed new name as it more accurately reflects the broader range of products now distributed by the Corporation and will provide for the possibility of further expansion of the Corporation's product line in the future. The Board of Directors believes that the new corporate name will enable consumers to more easily identify the Corporation with the full range of its products and will provide marketing benefits to the Corporation.

         If approved by the stockholders at the Annual Meeting, the new name will become effective upon the filing of an amendment to the Corporation's Certificate of Incorporation with the Department of State of the State of Delaware. The change of corporate name will be accomplished by amending Article First of the Corporation's Certificate of Incorporation to read as follows:

         "Article First: The name of the Corporation is Atlantic Premium Brands, Ltd."

         The change in corporate name will not affect the validity or transferability of stock certificates currently outstanding and the Corporation's stockholders will not be required to exchange any certificates they currently hold.

         Approval of the amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting.

         The Board of Directors recommends a vote FOR the proposal to amend the Corporation's Certificate of Incorporation.


                              Stockholder Proposals

         All stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Corporation no later than December 31 , 1997 and must otherwise comply with rules of the Securities and Exchange Commission for inclusion in the Corporation's proxy statement and form of proxy relating to the meeting.

                                  Other Matters

         The Corporation knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

                                   A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 1996 accompanies this proxy statement. Stockholders may obtain, free of charge, a copy of the Company's Annual Report on Form 10-K for the same year by writing to Atlantic Beverage Company, Inc., Attention:
                                   John Izzo, 8106 Stayton Drive, Jessup,
                                   Maryland 20794.


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